UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d)(2))
☐	Definitive Information Statement

HEALTHY EXTRACTS INC.

(Name of Registrant as Specified In Its Charter)

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Healthy Extracts Inc.

6445 S. Tenaya Way , Suite B110

Las Vegas, NV 89113

January [•], 2022

NOTICE OF ACTION BY WRITTEN CONSENT

IN LIEU OF MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

This Notice and Information Statement is furnished by the Board of Directors of Healthy Extracts Inc., a Nevada corporation (the “Company”), to holders of record of the Company’s common stock, $0.001 par value per share, at the close of business on December 23, 2021. The purpose of this Notice and Information Statement is to inform the Company’s stockholders of certain actions taken by the written consent of the holders of a majority of the Company’s voting stock, dated as of December 20, 2021, pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C, Section 78.370 of the Nevada Revised Statutes and the Company’s governing documents. This Information Statement provides notice that the Board of Directors has recommended and approved, and holders of a majority of the voting power of our outstanding stock have approved, the following item:

1.	An amendment to our Articles of Incorporation to effect a reverse stock split of our common stock at a ratio between 1-for-20 and 1-for-75, the exact ratio and timing of which will be set by our Board of Directors at a future date no later than December 31, 2022.

We are recommending this action in order to reorganize our capital structure to be more attractive to potential investors. This action is more fully described in the Information Statement accompanying this Notice.

Under the rules of the Securities and Exchange Commission, the above action cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter that will be described herein.

By Order of the Board of Directors

Dated: January [•], 2021

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

PURSUANT TO REGULATION 14C OF THE SECURITIES EXCHANGE ACT OF 1934

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR VOTING STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

INTRODUCTION

This Information Statement is being mailed or otherwise furnished to the holders of common stock, $0.001 par value per share (the “Common Stock”) of Healthy Extracts Inc., a Nevada corporation (the “Company”) by the Board of Directors to notify them about certain actions that the holders of a majority of the Company’s outstanding voting stock (the “Majority Stockholders”) have taken by written consent, in lieu of a special meeting of the stockholders. The action was taken on December 20, 2021.

Copies of this Information Statement are first being sent on or before January 17, 2022 to the holders of record on December 23, 2021 of the outstanding shares of the Company’s Common Stock.

General Information

The Majority Stockholders have approved the following action (the “Action”) by written consent dated December 20, 2021, in lieu of a special meeting of the stockholders:

2.	An amendment to our Articles of Incorporation to effect a reverse stock split of our common stock at a ratio between 1-for-20 and 1-for-75, the exact ratio and timing of which will be set by our Board of Directors at a future date no later than December 31, 2022.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Vote Required

The vote which was required to approve the above Action was the affirmative vote of the holders of a majority of the Company’s voting stock.

Common Stock

Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held. We have 338,384,171 issued and outstanding shares of Common Stock. We are authorized to issue up to 2,500,000,000 shares of Common Stock.

Preferred Stock

We are authorized to issue 75,000,000 shares of preferred stock. No shares of preferred stock are issued or outstanding.

The record date for purposes of determining the number of outstanding shares of voting stock of the Company, and for determining stockholders entitled to vote, was the close of business on December 23, 2021 (the “Record Date”). As of the Record Date, we had 338,384,171 shares of common stock issued and outstanding, all of which are fully paid and nonassessable.

Transfer Agent

The transfer agent for our Common Stock is Colonial Stock Transfer Co., Inc., and their address is 66 Exchange Place, Suite 100, Salt Lake City, UT 84111.

Vote Obtained - Section 78.320 Nevada Revised Statutes

NRS 78.320 provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.

In order to eliminate the costs and management time involved in soliciting and obtaining proxies to approve the Action and in order to effectuate the Action as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the Majority Stockholders. The Majority Stockholders own in the aggregate approximately 51% of the outstanding voting stock.

Pursuant to the NRS and our bylaws, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement serves as that notice.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 2,500,000,000 shares of common stock, par value $0.001 per share and 75,000,000 shares of preferred stock, par value $0.001 per shares.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available, therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. Reference is made to the Company’s Articles of Incorporation, By-laws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company’s securities.

Holders of shares of our common stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

As of the date hereof, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

ACTION ONE

AMENDMENT TO THE COMPANY’S

ARTICLES OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

General

On December 20, 2021, the Majority Shareholder of the Company approved by written consent, declared it advisable and in the Company’s best interest, to amend the Company’s Articles of Incorporation, a copy of which is attached hereto as Exhibit A (the “Amendment”), to effect a reverse split of the Company’s outstanding Common Stock within a range of 1-for-20 to 1-for-75, the exact ratio and timing to be determined by the Company’s Board of Directors no later than December 31, 2022. On December 20, 2021, the Board of Directors of the Company approved the Amendment.

Reasons for the Reverse Split

Our Majority Shareholder and our Board of Directors believe that the Reverse Split is in our best interests, principally because it may increase the bid price of our Common Stock and facilitate our ability to attract investment. The closing bid price of our Common Stock on the OTCQB was $0.057 on December 17, 2021. The OTCQB requires that companies maintain a stock price of at least $0.01 to remain eligible for quotation on the OTCQB. The Reverse Split will help us to maintain a bid price above $0.01 per share.

Our Majority Shareholder and our Board of Directors believe that conducting the Reverse Split may increase our ability to attract investment, as our Board of Directors also believes that we need to seek additional financing to fund our business plan and that the Reverse Split is a necessary pre-requisite to conducting financings.

Our Majority Shareholder and our Board of Directors also believe that the current price of our Common Stock impairs an efficient market in our Common Stock. This is due to several factors that impact lower priced stocks, including (1) a reluctance among certain institutions and investors to invest in low priced securities, (2) internal restrictions imposed by many securities firms on the solicitation of orders for low priced stocks by stockbrokers, (3) the ineligibility of our Common Stock for margin loans due to its low share price, (4) a reluctance among analysts to write research reports on low priced stocks due to the preceding factors, and (5) high transaction costs relative to share price due to the prevailing rule that commissions charged on the purchase and sale of stock, as a percentage of share price, are higher on lower priced stocks.

There can be no assurance that if we effect the Reverse Split we will successfully complete a financing.

Our Majority Shareholder and our Board of Directors believe that the Reverse Split will have the effect of increasing the market price per share of our Common Stock and, while the Majority Shareholder and our Board of Directors believe that the Reverse Split will not immediately alleviate all the above factors, it does believe that such increase may, over time, alleviate some or all of the factors noted above and lead to a more efficient market in our Common Stock. In addition, an increase in the per share price of our Common Stock may also generate greater investor interest in our Common Stock, thereby possibly enhancing the marketability of our Common Stock to the financial community.

The immediate effect of the Reverse Split will be to reduce the number of issued and outstanding shares of our Common Stock from 338,384,171 to within a range of approximately 16,919,209 (based on a 1-for-20 ratio) to approximately 4,511,789 (based on a 1-for-75 ratio). The par value of our Common Stock will remain $0.001 per share and the number of shares of Common Stock authorized to be issued will remain at 2,500,000,000 shares. The Reverse Split will not reduce or affect our authorized shares of Preferred Stock.

The following table sets forth the effects of the Reverse Split on our outstanding and authorized capital, assuming a ratio of 1-for-20 is chosen by the Board of Directors:

	Outstanding Common Stock		Outstanding Preferred Stock	Authorized Common Stock	Authorized Preferred Stock	Authorized Capital Stock	Authorized and Unissued Common Stock
Current	338,384,171		-0-	2,500,000,000	75,000,000	2,575,000,000	2,177,319,812
After Split	16,919,209	(1)	-0-	2,500,000,000	75,000,000	2,575,000,000	2,483,080,791	(1)

(1)	Approximately.

The following table sets forth the effects of the Reverse Split on our outstanding and authorized capital, assuming a ratio of 1-for-75 is chosen by the Board of Directors:

	Outstanding Common Stock		Outstanding Preferred Stock	Authorized Common Stock	Authorized Preferred Stock	Authorized Capital Stock	Authorized and Unissued Common Stock
Current	338,384,171		-0-	2,500,000,000	75,000,000	2,575,000,000	2,177,319,812
After Split(1)	4,511,789	(1)	-0-	2,500,000,000	75,000,000	2,575,000,000	2,495,488,211	(1)

(1)	Approximately.

In addition, (i) proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our Common Stock, which will result in approximately the same aggregate price being required to be paid for such options and warrants upon exercise immediately as would have been required immediately preceding the Reverse Split, and (ii) the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into our Common Stock will be reduced proportionately based on the Reverse Split ratio selected by the Board of Directors.

The Reverse Split will affect all of the holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power, except for insignificant changes that will result from the rounding up of fractional shares as discussed below. Our outstanding options, warrants and convertible notes contain provisions that are intended to protect the holders against dilution of the holders’ percentage interest in the Company and that also effect a reduction in the exercise price of the option in the event our shares are issued at less than the option exercise price.

The current number of holders of record of our Common Stock is approximately 111. Following the Reverse Split, the number of our shareholders of record will remain the same, as any of our shareholders with less than one share will be rounded up in the exchange to one share.

Although the Reverse Split may increase the per share market price of our Common Stock, an increase in price can neither be assured nor calculated with certainty. The per share market price of our Common Stock may not rise in proportion to the reduction in the number of shares outstanding as a result of the Reverse Split and such per share market price may be less than the proportionate increase in the number of shares outstanding as a result of the Reverse Split. There can be no assurance that the Reverse Split will lead to a sustained increase in the per share market price of our Common Stock or that the factors discussed above that we believe impair an efficient market in our Common Stock will be alleviated.

Shareholders should also be aware that the Reverse Split may result in a decrease in the trading volume of the Common Stock due to the decrease in the number of outstanding shares. The per share market price of our Common Stock may also change as a result of other unrelated factors, including our business activities performance and other factors related to our business as well as general market conditions.

No Fractional Shares

No fractional shares will be issued. Shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of our Common Stock in lieu of the fractional share. No shareholders will receive cash in lieu of fractional shares.

Authorized Shares

The Reverse Split would affect all issued and outstanding shares of our Common Stock and outstanding rights to acquire our Common Stock. Upon the effectiveness of the Reverse Split, the number of authorized shares of our Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of our Common Stock issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of our Common Stock will be diluted.

Procedure for Effecting the Reverse Split

We intend to file the Reverse Split Amendment with the Secretary of State of the State of Nevada to amend our existing Certificate of Incorporation sometime before December 31, 2022. The exact date of the Reverse Split (the “Effective Date”) will be determined by our Board of Directors. However, the Effective Date will not be set for a date before (i) 20 days after the commencement of our mailing or otherwise providing this Information Statement and (ii) receipt of approval of the Reverse Split from FINRA. The Effective Date will not be later than December 31, 2022. If the Board of Directors has not set the Effective Date prior to December 1, 2022, the Reverse Split will be abandoned and will not happen.

Beginning on the Effective Date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. The Reverse Split Amendment has received the unanimous approval of our Board of Directors. The text of the Reverse Split Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the Reverse Split.

The Reverse Split will take place on the Effective Date without any action on the part of the holders of our Common Stock and without regard to current certificates representing shares of our Common Stock being physically surrendered for certificates representing the number of shares of Common Stock each stockholder is entitled to receive as a result of the Reverse Split. New certificates for shares of our Common Stock will not be issued at this time. Shareholders who hold shares in certificated form should not do anything with their certificates at this time.

Effect on Registered and Beneficial Shareholders

Upon a Reverse Split, we intend to treat shareholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS REQUESTED TO DO SO.

Potential Anti-Takeover Effect

The Reverse Split could adversely affect the ability of third parties to takeover or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split is not in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and shareholders.

No Appraisal Rights

Under Nevada law, shareholders are not entitled to appraisal rights with respect to the Reverse Split, and we will not independently provide shareholders with any such right.

Accounting Matters

The Reverse Split will not affect the par value of our Common Stock. As a result, as of the effective time of the Reverse Split, the stated capital attributable to our Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our Common Stock will be restated because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-Reverse Split shares were, and the post-Reverse Split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Split shares for post-Reverse Split shares pursuant to the Reverse Split. The aggregate tax basis of the post-Reverse Split shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged therefor. The stockholder’s holding period for the post-Reverse Split shares will include the period during which the stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

Our view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts.

ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of December 23, 2021, certain information with respect to our equity securities owned of record or beneficially by (i) each of our Officers and Directors; (ii) each person who owns beneficially more than 10% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Name and Address (1)	Common Stock Beneficial Ownership	Percentage of Common Stock Beneficial Ownership (2)

Kevin “Duke” Pitts (3)(5)	4,230,112	1.24%

William Bossung (3)(6)	6,276,357	1.84%

Bill Croyle (3)(4)(7)	863,670	<1%

Jay Decker (8)	178,806,834	51.92%

All Officers and Directors as a Group (3 Persons)	11,370,139	3.25%

(1)	Unless otherwise indicated, the address of the shareholder is c/o Healthy Extracts Inc.

(2)	Unless otherwise indicated, based on 338,384,171 shares of common stock issued and outstanding. Shares of common stock subject to convertible preferred stock and options or warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(3)	Indicates one of our officers or directors.

(4)	Includes 663,670 shares of common stock held by BMJ Estate Matters, LLC, of which Mr. Croyle is the controlling party.

(5)	Includes options to acquire 2,000,000 shares of common stock at $0.05 per share.

(6)	Includes options to acquire 2,000,000 shares of common stock at $0.05 per share.

(7)	Includes options to acquire 200,000 shares of common stock at $0.05 per share.

(8)	Includes warrants to acquire 6,000,000 shares of common stock at $0.05 per share.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. There are no classes of stock other than common stock issued or outstanding.

There are no current arrangements which will result in a change in control.

On June 10, 2020, our Board of Directors approved the Grey Cloak Tech, Inc. 2020 Omnibus Stock Grant and Option Plan and set aside 25,000,000 shares of our common stock for issuance thereunder. Pursuant to the plan, officers, directors, key employees and certain consultants may be granted stock options (including incentive stock options and non-qualified stock options), restricted stock awards, unrestricted stock awards, or performance stock awards. As of December 23, 2021, we have awarded an aggregate of twelve million (12,000,000) options to nineteen (19) individuals at an exercise price of $0.05 per share.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. There are no classes of stock other than common stock issued or outstanding.

There are no current arrangements which will result in a change in control.

INTEREST OF CERTAIN PERSONS

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Amendment which is not shared by all other holders of the shares of Common Stock.

OTHER MATTERS

Expenses

We will bear all costs related to this Information Statement. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding this Information Statement to such beneficial owners.

Householding

We will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Furthermore, we undertake to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting us at: 10300 W. Charleston, Las Vegas, NV 89135, Attention: Investor Relations, or by calling (702) 201-6450. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

Additional information about us is contained in our periodic and current reports filed with the U.S. Securities and Exchange Commission (the “Commission”). These reports, their accompanying exhibits and other documents filed with the Commission, may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

Incorporation by Reference – Financial Disclosures

Our financial statements and disclosures related thereto, and the description of our common stock, are incorporated herein by reference to our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 10, 2020.

By Order of the Board of Directors

Exhibit A

Amendment to the Articles of Incorporation

CERTIFICATE OF AMENDMENT

to

ARTICLES OF INCORPORATION

of

HEALTHY EXTRACTS INC.

The undersigned hereby certifies:

1.        The name of the Corporation is Healthy Extracts Inc.

2.        The articles have been amended as follows:

Article 3 is amended and restated as follows:

“Article 3, Authorized Stock:

The Corporation has the authority to issue Two Billion Five Hundred Million (2,500,000,000) shares of common stock, par value $0.001 per share, and Seventy Five Million (75,000,000) shares of preferred stock, par value $0.001 per share.

Effective upon the filing of this Certificate of Amendment, the issued and outstanding shares of common stock of the Corporation shall be subject to a [1-for-20][1-for-75] reverse stock split. As a result of the reverse stock split, every [twenty (20)][seventy five (75)] shares of common stock issued and outstanding before the effectiveness of the split shall be exchanged for one (1) share of common stock after the split. The Corporation will not issue to any holder a fractional share of common stock on account of the reverse stock split.  Rather, any fractional share of common stock resulting from such change shall be rounded upward to the nearest whole share of common stock.  Share interests issued due to rounding are given solely to save the expense and inconvenience of issuing fractional shares of common stock and do not represent separately bargained for consideration.  Until surrendered, each certificate that immediately prior to reverse stock split represented shares of common stock shall only represent the number of whole shares of common stock into which the shares of common stock formerly represented by such certificates were combined into as a result of the reverse stock split.

Preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the authorized preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3.        The votes by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is fifty one percent (51%).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Articles of Incorporation on [●], 2022.

Kevin “Duke” Pitts
President